Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is entered into on the 14th of December, 2010 (the “Effective Date”), by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and Christopher B. Roberts (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1. Severance Benefit. If the Company terminates the Employee’s employment without Cause upon or within the twelve (12) month period following a Change in Control, the Company shall continue to pay the Employee his Base Salary for six (6) months following such termination pursuant to the Company’s standard payroll procedures. Such payments are subject to the Employee signing (and not revoking) the Company’s standard release of claims within thirty (30) days following the date his employment is terminated without Cause. For purposes hereof:

(a)	“Base Salary” means the Employee’s base rate of pay as in effect immediately prior to the date his employment is terminated without Cause (or, if higher, as in effect immediately prior to the Change in Control).

(b)	“Cause” means (i) the repeated and material failure of Employee to perform his material duties to the Company, or to follow the Company’s policies and procedures applicable to employees of the Company in effect from time to time; (ii) willful malfeasance by Employee in connection with the performance of his duties to the Company; (iii) Employee being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; or (v) the failure of Employee to comply with in any material respect any proper and lawful written direction of the Company’s board of directors (the “Board”) or chief executive officer related to the provision of services to the Company; provided that notice is given to the Employee of any such failure or violation and, other than due to a termination pursuant to either clause (iii) or (iv), the Employee is provided a 30-day opportunity to cure such failure or violation.

(c)	“Change in Control” means the occurrence of any of the following:

(i)

Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(ii)	The Company’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own more than 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii)	The Company’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or

(iv)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

However, no Change in Control shall be deemed to have occurred by a reason of (x) any event involving a transaction in which the Employee or a group of persons or entities with whom or with which the Employee acts in concert, acquire(s), directly or indirectly, 50% or more of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (y) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to subparagraph (i) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (II) with respect to a Change in Control pursuant to subparagraph (ii) or (iii) above, on the date of stockholder approval, or (III) with respect to a Change in Control pursuant to subparagraph (iv) above, on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

2. Withholding. The Company is authorized to withhold from all amounts payable hereunder, all sums authorized by Employee or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

3. Other Provisions.

3.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i)	if to the Company, to:

Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, MD 21046

Fax: (410) 312-2705

Attention: Chief Executive Officer

with copies to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, DC 20036

Fax: (202) 467-0539

Attention: Howard B. Adler, Esq.

(ii)	if to Employee, to:

Christopher B. Roberts

1014 Priory Place

McLean, VA 22101

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

3.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto. If benefits are payable hereunder, they shall offset dollar-for-dollar any cash severance benefits to which the Employee may otherwise be entitled under any other severance plan or arrangement of the Company.

3.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by Employee and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

3.4 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.6 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

3.7 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity which buys substantially all of the Company’s assets. However, Employee may not assign this Agreement without the prior written consent of the Company.

3.8 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

INTEGRAL SYSTEMS, INC.

By:	/s/ Paul G. Casner, Jr.
Name: Paul G. Casner, Jr.
Title: Chief Executive Officer and President

EMPLOYEE:

By:	/s/ Christopher B. Roberts
Christopher B. Roberts